Exhibit 99.1

Contact: Tim Adams, Chief Financial
Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Cytyc Announces Date and Location of its 2007 Annual Meeting of Stockholders and

Deadlines for Submitting Stockholder Proposals

Marlborough, Mass., May 11, 2007 – Cytyc Corporation (Nasdaq: CYTC) today announced that it currently plans to hold its 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) at 11:00 a.m., local time, on Tuesday, July 24, 2007, at The Hilton Boston Logan Airport, 85 Terminal Road, Boston, MA 02128. Stockholders of record as of the close of business on June 8, 2007 are entitled to notice of and vote at the 2007 Annual Meeting.

Rule 14a-8 Stockholder Proposal Deadline

The 2007 Annual Meeting date represents a change of more than 30 days from the anniversary of Cytyc’s 2006 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, Cytyc has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in Cytyc’s proxy materials for the 2007 Annual Meeting. The new deadline for the submission of the stockholder proposals is the close of business on May 25, 2007. Such proposals should be delivered to: Cytyc Corporation, 250 Campus Drive, Marlborough, MA 01752, Attention: Corporate Secretary. Cytyc recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission (the “SEC”) regarding the inclusion of stockholder proposals in Cytyc’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Bylaws Advance Notice Deadline

In accordance with the requirements for advance notice set forth in Cytyc’s by-laws, in order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered timely, such proposal or nomination must be received by the Corporate Secretary by close of business on May 25, 2007 at the address noted above.

This press release constitutes public announcement of the date of the 2007 Annual Meeting for purposes of section 1.10, subsection A of Cytyc’s by-laws. A copy of Cytyc’s by-laws may be obtained by submitting a request to Cytyc Corporation, 250 Campus Drive, Marlborough, MA 01752, Attention: Corporate Secretary.

About Cytyc

Cytyc Corporation is a diversified diagnostic and medical device company that designs, develops, manufactures, and markets innovative and clinically effective diagnostic and surgical products. Cytyc’s products cover a range of cancer and women’s health applications, including cervical cancer screening, preterm birth screening, treatment of excessive menstrual bleeding, radiation treatment of early-stage breast cancer, and radiation treatment of patients with malignant brain tumors.

Cytyc is traded on The NASDAQ Global Select Market under the symbol CYTC. Cytyc is a registered trademark of Cytyc Corporation.